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        August 24, 2022

       Howard Lutnick
       Chief Executive Officer
       CF Acquisition Corp. VIII
       110 East 59th Street
       New York, NY 10022

                                                        Re: CF Acquisition
Corp. VIII
                                                            Form Pre 14A
                                                            Filed August 12,
2022
                                                            File No. 001-40206

       Dear Mr. Lutnick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




        Sincerely,


        Division of Corporation Finance

        Office of Real Estate & Construction
       cc:                                              Joshua N. Englard, Esq.